EXHIBIT 99.1

Helen of Troy Limited Reports Results

 For the Fourth Quarter and Fiscal Year 2015

•                  Delivers Fourth Quarter Revenue of $377.7 Million; GAAP Diluted Earnings Per Share (EPS) of $1.40

•                  Fourth Quarter Non-GAAP Adjusted Diluted EPS of $1.66

•                  Expects Fiscal Year GAAP 2016 Diluted EPS in a Range of $4.33 to $4.73

•                  Expects Fiscal Year 2016 Non-GAAP Adjusted Diluted EPS in a Range of $5.40 to $5.85

EL PASO, Texas, April 28, 2015 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of brand-name housewares, healthcare/home environment, nutritional supplement and personal care consumer products, today reported results for the three- and twelve-month periods ended February 28, 2015.

Julien R. Mininberg, Chief Executive Officer, stated, “We are pleased to report a strong fourth quarter, capping a successful fiscal year of growth.  Fourth quarter revenue rose approximately 21%, building on favorable third quarter results. Our Healthcare/Home Environment and Housewares segments lead our core business sales growth with double digit increases in the fourth quarter.  Our Nutritional Supplements segment, acquired in June 2014, grew in line with expectations. Our Personal Care business slowed its decline in the fourth quarter as we make progress toward stabilizing that segment. For the full fiscal year, despite foreign currency headwinds, Helen of Troy grew revenue by 9.7%, adjusted income by 16.6%, and adjusted diluted EPS by 30%.”

Mr. Mininberg continued, “Stepping back to assess the transformational changes we embarked upon at the start of fiscal year 2015, we have made significant progress toward our stated goals of improving organic growth, improving our organization and culture, and optimizing our capital structure. Marketing investments behind new products and other demand creation initiatives helped drive fiscal year 2015 core business growth of 2.1%, despite currency headwinds. These investments helped grow our market shares in several core categories, and strengthened our pipeline.  We began upgrading and globalizing our shared services capability and are seeing gains in both efficiency and collaboration. We also made significant progress on culture change in our businesses and worksites worldwide over the past year. Key management changes in our global leadership team, shared services and Personal Care division have been implemented, which include both new leadership as well as internal promotions.  Additionally, we used our cash flow and balance sheet to increase value for shareholders through share buybacks and the strategic acquisition of Healthy Directions in fiscal year 2015, as well as the acquisition of Vicks VapoSteam shortly after the end of the fiscal year. I am delighted with the progress on these fronts, and believe our Company is well positioned to build upon these accomplishments as we continue to advance our strategic plan in fiscal year 2016.”

Key Highlights for the Fourth Quarter of Fiscal Year 2015

•                  Net sales revenue increased $65.2 million, or 20.9%

•                  Core business net sales revenue increased 8.9%, which includes a negative impact of 1.7 percentage points from foreign currency fluctuations

•                  Healthcare/Home Environment rose 16.6%, driven by new product introductions and a strong cold/flu season

•                  Housewares rose 11.9%, driven by new products, fill-in orders for expanded shelf space, and additional web presence

•                  Personal Care declined 3.7%, which includes a negative impact of 1.5 percentage points from foreign currency fluctuations, compared to a 12.8% decline for the first half of fiscal year 2015

•                  Healthy Directions contributed $37.3 million to net sales revenue

•                  Gross margin expanded 3.5 percentage points to 43.7%

•                  Diluted EPS was $1.40 and adjusted diluted EPS was $1.66 on 29.0 million shares outstanding

•                  Adjusted EBITDA increased 25.7% to $61.2 million

•                  Foreign currency fluctuations negatively impacted net sales revenue by $5.4 million

•                  Foreign currency exchange losses from re-measurement, transactions and hedge settlements increased by $1.8 million compared to the same period last year

•                  The Company recorded tax benefits of $0.93 million, or $0.03 per diluted share

Fourth Quarter of Fiscal Year 2015 Consolidated Operating Results

•                  Net sales revenue increased 20.9% to $377.7 million compared to $312.5 million in the fourth quarter of fiscal year 2014. Foreign currency fluctuations decreased our U.S. Dollar reported net sales revenue by $5.4 million, or 1.7 percentage points, year-over-year.

•                  Gross profit margin increased 3.5 percentage points to 43.7% compared to 40.2% for the same period last year. This increase reflects the impact of the Nutritional Supplements segment, which had a favorable impact of 3.3 percentage points on the consolidated gross profit margin.  Gross profit margin for the core business improved by 0.2 percentage points despite the negative impact of foreign currency fluctuations, which reduced our reported gross profit margin by approximately 0.7 percentage points.

•                  SG&A was 30.7% of net sales compared to 34.8% of net sales for the same period last year.  The 4.1 percentage point improvement is primarily due to $18.2 million of CEO succession costs and higher share-based compensation expense in the same period last year associated with our former CEO’s employment and separation agreements. This improvement was partially offset by: (i) a higher relative SG&A ratio in the Nutritional Supplements segment; (ii) higher advertising and other marketing expenditures in the core business; and (iii) higher year-over-year net foreign currency exchange losses of $1.8 million in the core business.

•                  Operating income was $49.0 million compared to operating income of $16.7 million in the same period last year.

•                  Income tax expense as a percentage of pretax income was 11.5% compared to 22.7% for the same period last year.  The year-over-year comparison of our effective tax rate was primarily impacted by shifts in the mix of taxable income in our various tax jurisdictions.

•                  Net income was $40.6 million, or $1.40 per diluted share on 29.0 million weighted average diluted shares outstanding, and includes tax benefits of $0.03 per share.  This compares to net income in the fourth quarter of fiscal year 2014 of $11.0 million, or $0.34 per diluted share on 32.6 million weighted average diluted shares outstanding, which included after-tax CEO succession costs of $0.50 per diluted share.

•                  Adjusted EBITDA (EBITDA excluding non-cash share-based compensation and CEO succession costs, as applicable) was $61.2 million compared to $48.7 million in the same period last year.

On an adjusted basis for the fourth quarter of fiscal years 2015 and 2014, excluding amortization of intangible assets, non-cash share based compensation and CEO succession costs (largely non-cash), as applicable:

•                  Adjusted operating income was $57.3 million compared to $45.4 million for the fourth quarter of fiscal year 2014.

•                  Adjusted income was $48.1 million, or $1.66 per diluted share, compared to $35.6 million, or $1.09 per diluted share, for the fourth quarter of fiscal year 2014.

Fiscal Year 2015 Consolidated Operating Results

•                  Net sales revenue increased 9.7% to $1.45 billion compared to $1.32 billion in fiscal year 2014. Foreign currency fluctuations decreased our U.S. Dollar reported net sales revenue by $7.5 million year-over-year, or 0.6 percentage points.

•                  Gross profit margin was 41.5% compared to 39.2% for the same period last year. This increase reflects eight months of operations of the Nutritional Supplements segment, which had a favorable impact of 2.3 percentage points on the consolidated gross profit margin. Gross profit margin for the core business was flat compared to the same period last year, despite the impact of foreign currency fluctuations, which reduced our reported gross profit margin by approximately 0.3 percentage points.

•                  SG&A was 29.7% of net sales compared to 29.4% of net sales for the same period last year reflecting a higher relative SG&A ratio in the Nutritional Supplements segment under its direct to consumer business model, and $3.6 million of acquisition-related expenses. In the core business, the SG&A ratio improved 2.2 percentage points compared to fiscal year 2014 due to a combination of: (i) the impact of CEO succession costs of $18.2 million in fiscal year 2014, with no comparable cost in fiscal year 2015; and (ii) the impact of a $7.0 million gain from the amendment of a license agreement in fiscal year 2015, partially offset by: (i) a $5.01 million increase in advertising and other marketing expenditures; and (ii) a year over year increase in net foreign currency exchange losses of $4.8 million.

•                  Operating income was $161.7 million, which includes $9.0 million in non-cash asset impairment charges.  This is compared to operating income of $117.1 million in the same period last year, which included CEO succession costs of $18.2 million and the impact of $12.0 million in non-cash asset impairment charges.

•                  Income tax expense as a percentage of pretax income was 10.9% compared to 19.5% for the same period last year.  Fiscal year 2015 includes tax benefits of $4.4 million, primarily related to the resolution of uncertain tax positions

•                  Net income was $131.2 million, or $4.52 per diluted share on 29.0 million weighted average diluted shares outstanding, and includes the following: (i) an after-tax gain of $0.24 per diluted share from the amendment of a license agreement; (ii) an after-tax decrease in product liability estimates of $0.05 per diluted share; and (iii) tax benefits of $0.15 per diluted share.  This compares to net income of $86.3 million, or $2.66 per diluted share on 32.4 million weighted average diluted shares outstanding for the same period last year.

•                  Adjusted EBITDA (EBITDA excluding non-cash share-based compensation, acquisition-related expenses, non-cash asset impairment charges, and CEO succession costs as applicable) was $220.4 million compared to $195.6 million in the same period last year.

On an adjusted basis for fiscal years 2015 and 2014, excluding non-cash asset impairment charges, CEO succession costs, acquisition-related expenses, amortization of intangible assets, and non-cash share based compensation in both periods, as applicable:

•                  Adjusted operating income was $205.6 million compared to $183.2 million in fiscal year 2014.  Fiscal year 2015 adjusted operating income includes a pre-tax gain of $7 million on the amendment of a license agreement and a pre-tax decrease in product liability estimates of $2.2 million.

•                  Adjusted income was $169.9 million, or $5.85 per diluted share, which includes the after-tax gain of $0.24 per diluted share from the amendment of a license agreement, the after-tax decrease in product liability estimates of $0.05 per diluted share and tax benefits of $0.15 per diluted share.  This compares to $145.8 million, or $4.50 per diluted share, for fiscal year 2014.

Balance Sheet Highlights

•                  Cash and cash equivalents totaled $12.3 million at February 28, 2015, compared to $70.0 million at February 28, 2014.

•                  Total short- and long-term debt increased to $433.2 million at February 28, 2015, compared to $192.6 million at February 28, 2014.  The increase primarily reflects borrowings incurred in conjunction with the repurchase of $273.6 million of common stock in the first quarter of fiscal year 2015 and the acquisition of Healthy Directions for $195.9 million in the second quarter of fiscal year 2015, offset by net repayments of $228.9 million.

•                  Accounts receivable turnover was 58.6 days at February 28, 2015, compared to 63.7 days at February 28, 2014.

•                  Inventory was $293.1 million at February 28, 2015, compared to $289.3 million at February 28, 2014.

Subsequent Event

On March 31, 2015, the Company announced that it had acquired the Vicks® VapoSteam® U.S. liquid inhalant business from The Procter & Gamble Company (“P&G”), which includes a fully paid-up license to the Vicks VapoSteam trademarks.  In a related transaction, the Company also acquired a fully paid-up license of P&G’s Vicks VapoPad® trademarks for scent pads in the United States. The vast majority of Vicks VapoSteam and VapoPads are used in Vicks humidifiers, vaporizers and other health care devices already marketed by Helen of Troy. The transaction includes the acquisition of certain production assets and the inventory related to the above categories, as well as the right to use related intellectual property.  The VapoSteam acquisition was financed with the Company’s revolving credit facility. The United States Vicks VapoSteam business that was part of the transaction had annual revenues of approximately $10 million in calendar year 2014.  The aggregate consideration for the two transactions was approximately $42.8 million.

Fiscal Year 2016 Annual Outlook

For fiscal year 2016, the Company expects consolidated net sales revenue in the range of $1.485 to $1.536 billion and diluted EPS (GAAP) in the range of $4.33 to $4.73.  The Company expects projected sales and diluted EPS (GAAP) from the VapoSteam acquisition to be in the range of $10 million to $11 million and $0.03 to $0.08, respectively, for the eleven months included in our fiscal year 2016 results.

The Company expects consolidated adjusted diluted EPS (non-GAAP) to be in the range of $5.40 to $5.85, which excludes after-tax non-cash share-based compensation expense and intangible asset amortization expense. The Company expects adjusted diluted EPS (non-GAAP) for VapoSteam to be in the range of $0.04 to $0.11, which excludes after-tax non-cash share-based compensation expense and intangible asset amortization expense.

Our fiscal year 2016 outlook assumes current foreign currency exchange rates for the remainder of the fiscal year, which are expected to negatively impact year-over-year net sales revenue by approximately $28.0 million, net income by approximately $17.0 million, and earnings per share by approximately $0.59.  The diluted EPS outlook is based on an estimated weighted average shares outstanding of 29.0 million for the full fiscal year 2016.  Further, the Company’s guidance assumes that the severity of the cold/flu season will be in line with historical averages.  The likelihood and potential impact of any fiscal year 2016 acquisitions other than VapoSteam, asset impairment charges, future foreign currency fluctuations, including any potential currency devaluation in Venezuela, or share repurchases are unknown and cannot be reasonably estimated; therefore they are not included in the Company’s sales and earnings outlook.

As a reminder, in fiscal year 2015 the Company benefitted from an after-tax gain of $0.24 per share from the amendment of a license agreement, an after-tax decrease in product liability estimates of $0.05 per share and tax benefits of $0.15 per share that are not expected to repeat in fiscal year 2016.  These items negatively impact the year-over-year comparison of adjusted diluted EPS by a combined $0.44.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 4:45 pm Eastern Time today, Tuesday, April 28, 2015. Institutional investors and analysts interested in participating in the call are invited to dial (888) 455-2296 approximately ten minutes prior to the start of the call.  The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 7:45 p.m. Eastern Time on April 28, 2015 until 11:59 p.m. Eastern Time on May 5, 2015 and can be accessed by dialing (877) 870-5176 and entering replay pin number 2810701. A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”).  To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted operating income, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

About Helen of Troy Limited:

Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, Good Grips®, Soft Works®, OXO tot® and OXO Steel®; Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, PUR®, Febreze®, Stinger®, Duracraft® and SoftHeat®; and Personal Care: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Karina®, Ogilvie® and Gold ‘N Hot®. The Nutritional Supplements segment was formed with the recent acquisition of Healthy Directions, a U.S. market leader in premium doctor-branded vitamins, minerals and supplements, as well as other health products sold directly to consumers. The Honeywell® trademark is used under license from Honeywell International Inc. The Vicks®, Braun®, Febreze® and Vidal Sassoon® trademarks are used under license from The Procter & Gamble Company. The Revlon® trademark is used under license from Revlon Consumer Products Corporation. The Bed Head® trademark is used under license from Unilever PLC. The Dr. Scholl’s® trademark is used under license from MSD Consumer Care, Inc.

For more information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2015 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s relationship with key customers and licensors, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, expectations regarding acquisitions and the integration of acquired businesses, exchange rate risks, disruptions in U.S., European and other international credit markets, risks associated with weather conditions, the Company’s dependence on foreign sources of supply and foreign manufacturing, risks associated with the availability, purity and integrity of materials used in nutritional supplements, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, the Company’s geographic concentration of certain U.S. distribution facilities, which increases our exposure to significant shipping disruptions and added shipping and storage costs, the Company’s projections of product demand, sales, net income and earnings per share are highly subjective and our future net sales revenue and net income could vary in a material amount from such projections, circumstances that may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, increased product liability and reputational risks associated with the formulation and distribution of nutritional supplements, risks associated with adverse publicity and negative public perception regarding the use of nutritional supplements, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, the Company’s debt leverage and the constraints it may impose, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the increased complexity of compliance with a number of new government regulations as a result of adding nutritional supplements to the Company’s portfolio of products, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income and Reconciliation of Non-GAAP Financial Measures - Adjusted Operating Income, Adjusted Income and Adjusted Diluted Earnings per Share (“EPS”)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended February 28,
	2015						2014
	As Reported (GAAP)		Adjustments (1)		Adjusted (non-GAAP)(1)		As Reported (GAAP)		Adjustments (1)		Adjusted (non-GAAP)(1)
Sales revenue, net	$377,730	100.0%	$—		$377,730	100.0%	$312,520	100.0%	$—		$312,520	100.0%
Cost of goods sold	212,846	56.3%	—		212,846	56.3%	186,938	59.8%	—		186,938	59.8%
Gross profit	164,884	43.7%	—		164,884	43.7%	125,582	40.2%	—		125,582	40.2%

Selling, general, and administrative expense	115,934	30.7%	—		107,598	28.5%	108,857	34.8%	(18,228	)(2)	80,231	25.7%
			(1,435	)(3)					(5,032	)(3)
			(6,901	)(4)					(5,366	)(4)
Asset impairment charges	—	—%	—		—	—%	—	—%	—		—	—%
Operating income	48,950	13.0%	8,336		57,286	15.2%	16,725	5.4%	28,626		45,351	14.5%

Nonoperating income, net	283	0.1%	—		283	0.1%	74	—%	—		74	—%
Interest expense	(3,434)	(0.9)%	—		(3,434)	(0.9)%	(2,546)	(0.8)%	—		(2,546)	(0.8)%
Total other expense	(3,151)	(0.8)%	—		(3,151)	(0.8)%	(2,472)	(0.8)%	—		(2,472)	(0.8)%
Income before income taxes	45,799	12.1%	8,336		54,135	14.3%	14,253	4.6%	28,626		42,879	13.7%

Income tax expense	5,249	1.4%	831	(7)	6,080	1.6%	3,239	1.0%	4,052	(7)	7,291	2.3%
Net income	$40,550	10.7%	$7,505		$48,055	12.7%	$11,014	3.5%	$24,574		$35,588	11.4%

Diluted EPS	$1.40		$0.26		$1.66		$0.34		$0.75		$1.09

Weighted average shares of common stock used in computing diluted EPS	29,016		—		29,016		32,613		(169)		32,444

	The years ended February 28,
	2015						2014
	As Reported (GAAP)		Adjustments (1)		Adjusted (non-GAAP)(1)		As Reported (GAAP)		Adjustments (1)		Adjusted (non-GAAP)(1)
Sales revenue, net	$1,445,131	100.0%	$—		$1,445,131	100.0%	$1,317,153	100.0%	$—		$1,317,153	100.0%
Cost of goods sold	845,572	58.5%	—		845,572	58.5%	800,450	60.8%	—		800,450	60.8%
Gross profit	599,559	41.5%	—		599,559	41.5%	516,703	39.2%	—		516,703	39.2%

Selling, general, and administrative expense	428,840	29.7%	—		393,927	27.3%	387,554	29.4%	(18,228	)(2)	333,482	25.3%
			(5,974	)(3)					(14,232	)(3)
			(25,328	)(4)					(21,612	)(4)
			(3,611	)(5)					—	(5)
Asset impairment charges	9,000	0.6%	(9,000	)(6)	—	—%	12,049	0.9%	(12,049	)(6)	—	—%
Operating income	161,719	11.2%	43,913		205,632	14.2%	117,100	8.9%	66,121		183,221	13.9%

Nonoperating income, net	517	—%	—		517	—%	227	—%	—		227	—%
Interest expense	(15,022)	(1.0)%	—		(15,022)	(1.0)%	(10,193)	(0.8)%	—		(10,193)	(0.8)%
Total other expense	(14,505)	(1.0)%	—		(14,505)	(1.0)%	(9,966)	(0.8)%	—		(9,966)	(0.8)%
Income before income taxes	147,214	10.2%	43,913		191,127	13.2%	107,134	8.1%	66,121		173,255	13.2%

Income tax expense	16,050	1.1%	5,154	(7)	21,204	1.5%	20,886	1.6%	6,595	(7)	27,481	2.1%
Net income	$131,164	9.1%	$38,759		$169,923	11.8%	$86,248	6.5%	$59,526		$145,774	11.1%

Diluted EPS	$4.52		$1.33		$5.85		$2.66		$1.84		$4.50

Weighted average shares of common stock used in computing diluted EPS	29,035		—		29,035		32,386		(42)		32,344

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment

(Unaudited)

(in thousands)

	Three Months Ended February 28,				% of Sales Revenue, net
	2015	2014	$ Change	% Change	2015	2014
Sales revenue by segment, net
Housewares	$73,875	$66,007	$7,868	11.9%	19.6%	21.1%
Healthcare / Home Environment	167,552	143,677	23,875	16.6%	44.4%	46.0%
Nutritional Supplements (8)	37,299	—	37,299	*	9.9%	—%
Personal Care	99,004	102,836	(3,832)	(3.7)%	26.1%	32.9%
Total sales revenue, net	$377,730	$312,520	$65,210	20.9%	100.0%	100.0%

	Year Ended February 28,				% of Sales Revenue, net
	2015	2014	$ Change	% Change	2015	2014
Sales revenue by segment, net
Housewares	$296,252	$274,478	$21,774	7.9%	20.5%	20.8%
Healthcare / Home Environment	613,253	568,075	45,178	8.0%	42.4%	43.1%
Nutritional Supplements (8)	100,395	—	100,395	*	6.9%	—%
Personal Care	435,231	474,600	(39,369)	(8.3)%	30.1%	36.0%
Total sales revenue, net	$1,445,131	$1,317,153	$127,978	9.7%	100.0%	100.0%

* Calculation is not meaningful

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information

(Unaudited)

(in thousands)

	February 28,
	2015	2014
Balance Sheet:
Cash and cash equivalents	$12,295	$70,027
Receivables	222,499	213,054
Inventory	293,081	289,255
Total assets, current	564,760	615,476
Total assets	1,653,755	1,533,302
Total liabilities, current	261,865	329,354
Total long-term liabilities	487,325	174,461
Total Debt	433,207	192,607
Stockholders’ equity	904,565	1,029,487

Cash Flow:
Depreciation and amortization	$39,653	$33,839
Net cash provided by operating activities	178,603	154,165
Capital and intangible asset expenditures	6,521	40,463
Payments to acquire businesses, net of cash received	195,943	—
Net amounts borrowed (repaid)	240,600	(64,393)

Liquidity:
Working Capital	$302,895	$286,122
Leverage Ratio (10)	1.93	0.99

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and

Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months Ended February 28,		Year Ended February 28,
	2015	2014	2015	2014

Net income	$40,550	$11,014	$131,164	$86,248

Interest expense, net	3,424	2,530	14,965	10,128

Income tax expense	5,249	3,239	16,050	20,886

Depreciation and amortization, excluding amortized interest	10,578	8,655	39,653	33,839

EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$59,801	$25,438	$201,832	$151,101

Adjusted EBITDA:

EBITDA, as calculated above (1)	$59,801	$25,438	$201,832	$151,101

Add: CEO succession costs (2)	—	18,228	—	18,228

Non-cash share-based compensation (3)	1,435	5,032	5,974	14,232

Acquisition-related expenses (5)	—	—	3,611	—

Non-cash asset impairment charges (6)	—	—	9,000	12,049

Adjusted EBITDA (1)	$61,236	$48,698	$220,417	$195,610

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and

Adjusted EBITDA by Segment

(Unaudited)

(in thousands)

	Three Months Ended February 28, 2015
	Housewares	Healthcare / Home Environment	Nutritional Supplements (8)	Personal Care	Total

Operating Income	$14,191	$18,902	$3,188	$12,669	$48,950

Depreciation and amortization, excluding amortized interest	946	5,148	1,989	2,495	10,578

Other income / (expense)	—	—	—	273	273

EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$15,137	$24,050	$5,177	$15,437	$59,801

Adjusted EBITDA:

EBITDA, as calculated above (1)	$15,137	$24,050	$5,177	$15,437	$59,801

Add: CEO succession costs (2)	—	—	—	—	—

Non-cash share-based compensation (3)	113	223	499	600	1,435

Acquisition-related expenses (5)	—	—	—	—	—

Non-cash asset impairment charges (6)	—	—	—	—	—

Adjusted EBITDA (1)	$15,250	$24,273	$5,676	$16,037	$61,236

	Three Months Ended February 28, 2014
	Housewares	Healthcare / Home Environment	Nutritional Supplements (8)	Personal Care	Total

Operating Income	$9,322	$(1,411)	$—	$8,814	$16,725

Depreciation and amortization, excluding amortized interest	593	5,020	—	3,042	8,655

Other income / (expense)	—	—	—	58	58

EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$9,915	$3,609	$—	$11,914	$25,438

Adjusted EBITDA:

EBITDA, as calculated above (1)	$9,915	$3,609	$—	$11,914	$25,438

Add: CEO succession costs (2)	3,644	7,916	—	6,668	18,228

Non-cash share-based compensation (3)	851	1,763	—	2,418	5,032

Acquisition-related expenses (5)	—	—	—	—	—

Non-cash asset impairment charges (6)	—	—	—	—	—

Adjusted EBITDA (1)	$14,410	$13,288	$—	$21,000	$48,698

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and

Adjusted EBITDA by Segment

(Unaudited)

(in thousands)

	Year Ended February 28, 2015
	Housewares	Healthcare / Home Environment	Nutritional Supplements (8)	Personal Care	Total

Operating Income	$59,392	$50,821	$9,512	$41,994	$161,719

Depreciation and amortization, excluding amortized interest	3,615	20,532	5,380	10,126	39,653

Other income / (expense)	—	—	—	460	460

EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$63,007	$71,353	$14,892	$52,580	$201,832

Adjusted EBITDA:

EBITDA, as calculated above (1)	$63,007	$71,353	$14,892	$52,580	$201,832

Add: CEO succession costs (2)	—	—	—	—	—

Non-cash share-based compensation (3)	758	1,115	499	3,602	5,974

Acquisition-related expenses (5)	—	—	3,611	—	3,611

Non-cash asset impairment charges (6)	—	—	—	9,000	9,000

Adjusted EBITDA (1)	$63,765	$72,468	$19,002	$65,182	$220,417

	Year Ended February 28, 2014
	Housewares	Healthcare / Home Environment	Nutritional Supplements (8)	Personal Care	Total

Operating Income	$50,828	$20,764	$—	$45,508	$117,100

Depreciation and amortization, excluding amortized interest	3,461	19,318	—	11,060	33,839

Other income / (expense)	—	—	—	162	162

EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$54,289	$40,082	$—	$56,730	$151,101

Adjusted EBITDA:

EBITDA, as calculated above (1)	$54,289	$40,082	$—	$56,730	$151,101

Add: CEO succession costs (2)	3,644	7,916	—	6,668	18,228

Non-cash share-based compensation (3)	2,400	4,966	—	6,866	14,232

Acquisition-related expenses (5)	—	—	—	—	—

Non-cash asset impairment charges (6)	—	—	—	12,049	12,049

Adjusted EBITDA (1)	$60,333	$52,964	$—	$82,313	$195,610

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Reported Net Income and Earnings Per Share (EPS) to Adjusted Income and Adjusted EPS (non-GAAP)

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended February 28,		Basic EPS		Diluted EPS
	2015	2014	2015	2014	2015	2014

Net income as reported (GAAP)	$40,550	$11,014	$1.42	$0.34	$1.40	$0.34
CEO succession costs, net of tax (2)	—	16,335	—	0.51	—	0.50
Acquisition-related expenses, net of tax (5)	—	—	—	—	—	—
Asset impairment charges, net of tax (6)	—	—	—	—	—	—
Subtotal	40,550	27,349	1.42	0.85	1.40	0.84
Non-cash share-based compensation, net of tax (3)	1,287	3,091	0.05	0.10	0.04	0.09
Amortization of intangible assets, net of tax (4)	6,218	5,148	0.22	0.16	0.21	0.16
Adjusted income (non-GAAP) (1)	$48,055	$35,588	$1.69	$1.11	$1.66	$1.09

Weighted average shares of common stock used in computing basic and diluted earnings per share (GAAP)			28,495	32,081	29,016	32,613
Dilutive impact of CEO succession costs (2)			—	—	—	(169)
Weighted average shares of common stock used in computing basic and diluted earnings per share (non-GAAP)			28,495	32,081	29,016	32,444

	Year Ended February 28,		Basic EPS		Diluted EPS
	2015	2014	2015	2014	2015	2014

Net income as reported (GAAP)	$131,164	$86,248	$4.59	$2.69	$4.52	$2.66
CEO succession costs, net of tax (2)	—	16,335	—	0.51	—	0.51
Acquisition-related expenses, net of tax (5)	2,306	—	0.08	—	0.08	—
Asset impairment charges, net of tax (6)	8,155	12,034	0.29	0.38	0.28	0.37
Subtotal	141,625	114,617	4.96	3.58	4.88	3.54
Non-cash share-based compensation, net of tax (3)	5,313	10,416	0.19	0.33	0.18	0.32
Amortization of intangible assets, net of tax (4)	22,985	20,741	0.80	0.64	0.79	0.64
Adjusted income (non-GAAP) (1)	$169,923	$145,774	$5.95	$4.55	$5.85	$4.50

Weighted average shares of common stock used in computing basic and diluted earnings per share (GAAP)			28,579	32,007	29,035	32,386
Dilutive impact of CEO succession costs (2)			—	—	—	(42)
Weighted average shares of common stock used in computing basic and diluted earnings per share (non-GAAP)			28,579	32,007	29,035	32,344

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Fiscal Year 2016 Reported Outlook for Diluted Earnings Per Share (EPS) to Adjusted Diluted EPS

(Unaudited)

	Outlook for the Fiscal Year Ended February 29, 2016 (9)
	Core Business			Healthy Directions			VapoSteam			Consolidated
	(Twelve Months)			(Twelve Months)			(Eleven Months)			(Twelve Months)
Diluted EPS, as reported (GAAP)	$3.95	-	$4.28	$0.35	-	$0.37	$0.03	-	$0.08	$4.33	-	$4.73

Non-cash share-based compensation, net of tax (3)	0.23	-	0.26	0.02	-	0.02	-	-	-	0.25	-	0.28

Amortization of intangible assets, net of tax (4)	0.69	-	0.69	0.12	-	0.12	0.01	-	0.03	0.82	-	0.84

Adjusted diluted EPS (non-GAAP) (1)	$4.87	-	$5.23	$0.49	-	$0.51	$0.04	-	$0.11	$5.40	-	$5.85

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)              This press release contains non-GAAP financial measures. Adjusted operating income, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the periods in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)              Adjustments consist of CEO succession costs of $18.2 million ($16.3 million after tax) for the fourth quarter and full fiscal year 2014 incurred in connection with the former CEO’s separation from the Company in the fourth quarter of fiscal year 2014.  The CEO succession costs will be largely settled through the issuance of the Company’s common stock to our former CEO, which had a dilutive impact on weighted average shares of common stock outstanding of 169,000 and 42,000 shares, respectively, for the fourth quarter and full fiscal year 2014.

(3)         Adjustments consist of non-cash share-based compensation expense of $1.44 million ($1.29 million after tax) and $5.97 million ($5.31 million after tax), respectively, for the fourth quarter and full fiscal year 2015, and $5.03 million ($3.09 million after tax) and $14.23 million ($10.42 million after tax), respectively, for the fourth quarter and full fiscal year 2014. These adjustments do not include $17.4 million ($15.6 million after tax) of non-cash share based compensation expense included in the settlement of certain CEO succession costs referred to in Note (2) above.  Share-based compensation expense is recognized for share-based awards outstanding under share-based compensation plans. These awards consist of stock options granted to certain officers, employees and new hires, restricted stock grants to certain members of the Company’s Board of Directors, and performance based and time vested restricted stock awards granted to management.

(4)         Adjustments consist of non-cash intangible asset amortization expense of $6.90 million ($6.22 million after tax) and $25.33 million ($22.99 million after tax), respectively, for the fourth quarter and full fiscal year 2015, and $5.37 million ($5.15 million after tax) and $21.61 million ($20.74 million after tax), respectively, for the fourth quarter and full fiscal year 2014.

(5)         Adjustment consists of expenses of $3.61 million ($2.31 million after tax) incurred in connection with the Healthy Directions acquisition in the second quarter of fiscal year 2015.

(6)         Adjustments consist of non-cash asset impairment charges of $9.00 million ($8.16 million after tax) and $12.05 million ($12.03 million after tax) recorded during the first quarters of fiscal years 2015 and 2014, respectively, as a result of our annual evaluation of goodwill and indefinite-lived intangible assets for impairment. The non-cash charges relate to certain trademarks in our Personal Care segment, which were written down to their estimated fair value, determined on the basis of future discounted cash flows using the relief from royalty valuation method.

(7)         Total tax effects of adjustments described in Notes 2 through 6, for each of the periods presented:

	Three Months Ended February 28,		Year Ended February 28,
	2015	2014	2015	2014
Tax Effects of Adjustments
CEO succession costs (2)	$—	$(1,893)	$—	$(1,893)
Non-cash share-based compensation (3)	(147)	(1,941)	(661)	(3,816)
Amortization of intangible assets (4)	(684)	(218)	(2,343)	(871)
Acquisition-related expenses (5)	—	—	(1,305)	—
Asset impairment charges (6)	—	—	(845)	(15)
Total	$(831)	$(4,052)	$(5,154)	$(6,595)

(8)         The Nutritional Supplements segment includes three and eight months of operating results for the fourth quarter and fiscal year 2015, respectively, as the segment was acquired on June 30, 2014.

(9)         The diluted EPS outlook is based on an estimated weighted average shares outstanding of 29.00 million for fiscal year 2016.

(10)  The leverage ratio is computed as defined in the Company’s revolving credit agreement, which is as follows:

Funded Indebtedness (a)

EBITDA (b) + Pro Forma Effect of Acquisitions (c)

(a)         Funded Indebtedness: total debt plus the total letters of credit outstanding at the end of the reporting period.

(b)         EBITDA: earnings before non-cash charges, interest expense, taxes, depreciation and amortization expense, and share-based compensation for the latest reported four consecutive fiscal quarters.

(c)          Pro Forma Effect of Acquisitions: for any acquisition, pre-acquisition EBITDA of the acquired business so that EBITDA of the acquired business includes the latest twelve month trailing total.